Exhibit 19.1
5.2 Code of Ethics: Insider Trading and Reporting Requirements under Section 13 and 16 of the Securities Exchange Act of 1934
Entities: Barings Private Credit Corporation, Barings BDC, Inc., and Barings Capital Investment Corp. (each a “Company”) Compliance Policy: Securities Exchange Act of 1934 (“Policy”)
Board Oversight Body: Full Board
Original Date of Policy: August 2, 2018
Last Review Date: February 2025
Last Revision Date: February 20, 2025
5.2.1 Introduction
Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), contains significant reporting and liability provisions relating to purchases and sales as well as other transactions, in the securities of companies whose shares are registered under the Exchange Act, including the officers (as defined in Exchange Act Rule 16a-1(f), the “Officers”) and the members of the Board of Directors (“Board” or “Directors”) of such companies and shareholders owning more than 10% of a registered class of the equity securities of such companies. For purposes of this Policy, the Officers and Directors of the Companies are referred to as “Covered Persons”.
Section 13(d) of the Exchange Act and the rules and regulations thereunder, including Regulation 13D, impose a reporting requirement on any person who, after acquiring an equity security specified in Rule 13d-1(i), beneficially owns, either directly or indirectly, in excess of five percent of the subject class of securities. The equity securities specified by Rule 13d-1(i) include, among others:
•Any equity security of a class which is registered pursuant to Section 12 of the Exchange Act;
•Any equity security of an insurance company which would have been required to be so registered except for the exemption contained in Section 12(g)(2)(G) of the Exchange Act; or
•Any equity security issued by a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).
In addition, Rule 10b‑5 under the Exchange Act makes it unlawful for any person to misuse or trade on, either directly or indirectly, any material, non-public information about a company in connection with the purchase or sale of securities of such company. “Material, non-public information” (“MNPI”) is any information that has not been publicly disseminated and for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions (i.e., a decision to buy, hold or sell securities). In the context of public companies, including BDCs, information that is normally considered material includes:
•dividend changes,
•earnings results,
•changes in previously released earnings estimates,
•significant merger or acquisition proposals or agreements,
•major litigation,
•liquidity problems,
•certain developments at significant portfolio companies or with significant customers,
•significant changes in investment/origination pipelines,
•borrowings or other financing transactions out of the ordinary course,
•obtaining or losing important contracts,
•major personnel changes and extraordinary management developments,
•establishment of a repurchase program for the company’s securities, and
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets. whether at its facilities or through its information technology infrastructure.

Organizations, including investment companies, effectively are liable for the misuse of MNPI by its associated persons if the organization does not have policies and procedures designed to detect and prevent the misuse of MNPI.
5.2.2 Policy Statement
As a legal matter under the rules of the Exchange Act, the preparation and filing of Forms 3, 4 and 5 are the sole responsibility of the individual executive officer, director or 10% stockholder. However, as a practical matter, many public companies adopt procedures to help prevent inadvertent violations by their Officers and Directors concerning transactions in their securities. In light of this, each Company has adopted the below policies relating to its compliance with the beneficial ownership reporting obligations under Sections 13(d) and 13(g) of the Exchange Act (Schedules 13D and G) and Section 16 of the Exchange Act (Forms 3, 4 and 5), and to the assistance of its Covered Persons in connection with their Section 13 or Section 16 compliance obligations with respect to Company securities.
Schedules 13D and 13G shall be filed by a Company as required by Section 13(d) of the Exchange Act, as well as Regulation 13D thereunder. In addition, to the extent that a Company is subject to Section 16 reporting requirements as a 10% beneficial owner of equity securities of another the Exchange Act-registered company, it undertakes to comply with such requirements in accordance with the below Section 16 reporting requirements applicable to Covered Persons. In each case, the relevant Company’s Chief Compliance Officer will oversee compliance and consult with outside legal counsel when deemed appropriate.
In addition, the Insider Trading Policy set forth below provide guidelines with respect to transactions in the securities of the Companies and the handling of confidential information about the Companies and the companies with which the Companies engage in transactions or do business. Each Company’s respective Board of Directors has adopted the Insider Trading Policy to promote compliance with U.S. securities laws that prohibit certain persons who are aware of MNPI about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing MNPI to other persons who may trade on the basis of that information.
All personal securities trades by Covered Persons are subject to the below Insider Trading Policy. However, compliance with the trading restrictions imposed by the Barings Global Code of Ethics Policy and these procedures by no means assures full compliance with the prohibition on insider trading, as defined in these procedures.
5.2.3 Procedures
Reporting Requirements Under Section 16 of the Exchange Act
SEC Form 3 – Initial Statement of Beneficial Ownership
Within ten calendar days of becoming a Covered Person of the relevant Company, a Covered Person must file with the Securities and Exchange Commission (“SEC”) an initial statement of beneficial ownership on Form 3, indicating his or her beneficial ownership of Company shares or the absence of such ownership. As noted below, the initial Form 3 and all subsequent Section 16 filings must be made electronically through the SEC’s online reporting system.
A Covered Person must include in a Form 3 report, as well as in the Form 4 and Form 5 reports below, any Company shares of which such person is a beneficial owner. It should be noted that the Section 16 reporting requirements include a presumption that a Covered Person is the beneficial owner, for reporting and liability purposes, of securities held by members of such person’s immediate family sharing the insider’s household. As a result, a Covered Person must include all stock of the relevant Company held by his or her spouse, minor children and any relative living in the insider's household in the initial Form 3 and subsequent Forms 4 and/or 5. A Form 3 must be filed even if the reporting person does not own any stock of the relevant Company.

SEC Forms 4 and 5
After the initial Form 3 filing, a Form 4 is required to be filed by a Covered Person whenever there is a subsequent acquisition or disposition of shares. A Covered Person’s gift of a Company’s equity securities, whether to a charity, a family member, or another person, results in a change in the insider’s pecuniary interest in the securities and must be reported on Form 4.
A Form 4 must be filed via EDGAR within two business days of the trade date/execution date transaction requiring a filing.
A Form 4 will usually be required for open market sales and purchases and derivative transactions, although certain transactions in which Covered Persons may engage may be eligible for delayed reporting on Form 5. (e.g., subject to certain conditions, small acquisitions not exceeding $10,000 during any six-month period may be reported annually on Form 5 instead of Form 4, provided that, if and when the conditions are no longer met, such that the small acquisition no longer qualifies for deferred reporting on Form 5 the acquisition must be reported on Form 4 within the two business day deadline specified above.)
Certain transactions need not be reported at all. These transactions include acquisitions under dividend reinvestment plans and mere changes in the form of beneficial ownership (such as certain transfers to a trust where the transferor’s pecuniary interest does not change). Holdings that result from these transactions will nonetheless need to be included with any other holdings that are otherwise reported, as required, on a subsequent Form 4 or 5.
A Form 5 is required to be filed (within 45 days after the end of the relevant Company's fiscal year) by every Covered Person to report any transactions in the preceding fiscal year that were not reported on a Form 4, either because they were eligible for deferred reporting on Form 5 or because the insider failed to file a Form 3 or Form 4 that should have been filed. As a result, a Form 5 is not necessarily required each year. If a Form 5 is required, it must also report the Covered Person’s total beneficial ownership of the relevant Company’s shares. Covered Persons who report all transactions on Form 4 even those transactions exempt from reporting on Form 4 or do not engage in transactions reportable on Form 5 may never have to file a Form 5.
After leaving office, a Covered Person is also required to report any change in beneficial ownership that results from a non-exempt transaction within six months after any non-exempt, “opposite way” transaction prior to such date. So long as the Covered Person who is or was an officer, or director of the relevant Company had no nonexempt transactions in the six months prior to leaving office, he or she will have no post-termination reporting obligations.
Electronic Filing Requirements
SEC rules and form amendments governing Forms 3, 4 and 5 require that such forms be submitted electronically via the SEC’s online reporting system at https://www.onlineforms.edgarfiling.sec.gov.
Section 16 Beneficial Ownership
Forms 3, 4 and 5 require reporting of all shares of the relevant Company in which the Covered Person has a pecuniary interest, whether directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise. Direct ownership means any securities held by a person for his or her own benefit, no matter how acquired. These include any derivative securities, such as any share purchase rights that derive their value from the relevant Company’s shares.
Indirect ownership means securities owned by others where an individual, while not the direct owner, has pecuniary benefits substantially equivalent to ownership. These include securities held for a person’s benefit under a trust, will, partnership or other arrangement or in a corporation in which the Covered Person is a controlling shareholder. Shares held by or for the benefit of members of the Covered Person’s immediate family who share his or her home must be reported as being indirectly owned, although the Covered Person may rebut this presumption of beneficial ownership. Similarly, any person may state in their Forms 3, 4 or 5 that the filing should not be deemed an admission that such person is, for purposes of Section 16 or otherwise, the beneficial owner of any equity securities covered by the filing.

Reporting of Late Filings
The relevant Company is required to disclose late filings under Section 16(a) in certain filings made with the SEC. This disclosure must identify for each person who failed to timely file a report required by Section 16(a), the number of late reports, the number of transactions that were not reported on a timely basis, and any known failure to file a required Form.
Liability Resulting From a Purchase and Sale or a Sale and Purchase Within Six Months
Section 16(b) of the Exchange Act requires a Covered Person to forfeit to the relevant Company any profit realized from any non-exempt purchase or sale transaction effected within six months of an opposite-way, non-exempt transaction (i.e. short-swing profit). As stated above, Section 16(b) also applies to a person who beneficially owns or participates in a group that beneficially owns more than 10% of the outstanding shares of the relevant Company. For purposes of determining who is a 10% beneficial owner, the SEC uses the same definition it uses for purposes of determining beneficial ownership under Section 13 of the Exchange Act (i.e., whether the person has or shares voting power or investment power over the securities in question). The purpose of Section 16(b) is to prevent the unfair use of inside information regarding the relevant Company. However, Section 16(b) requires such forfeiture regardless of whether the insider in question acted in good faith or used inside information. The profits are subject to recovery either by the relevant Company or by a shareholder on behalf of such Company. As a result of Forms 4 and 5, transactions by Covered Persons and 10% shareholders are matters of public record.
Section 16(b) covers the purchase and sale of Company shares of which a Covered Person or 10% shareholder is deemed to be an indirect owner, as well as, those shares of which such person is the direct owner. The analysis of what shares a person is deemed to own is described above as applicable in reporting ownership on Forms 3, 4 and 5. The case law on the subject is complex and, in some instances, takes an expansive view of what constitutes beneficial ownership.
Section 16(b) also covers transactions involving derivative securities, such as share purchase rights. A transaction involving a derivative security is deemed to be a transaction in the underlying security. The rules under Section 16(b) provide exemptions for many such transactions. (e.g., the acquisition of shares under a Company’s dividend reinvestment plan, for example, will not be a matchable purchase.) The acquisition or disposition of rights to buy or sell Company shares will generally be considered purchases and sales and will be matched against sales and purchases of other derivative securities or of Company shares.
Section 16(a) Reporting
Each Company’s Chief Compliance Officer will provide a copy of this Section 16 Policy to the Company’s Officers and Directors, and the Company’s Adviser. The Adviser will (i) determine which of its affiliated persons are Covered Persons, (ii) inform such persons of their obligations and (iii) take steps reasonably designed to ensure compliance with the following procedures:
•The Compliance Department will file Forms 3, 4 and 5 for any Covered Person who is an employee of the Adviser and any non-Interested Director who delegates such responsibility to the Adviser;
•The Compliance Department will obtain for the Adviser’s Covered Person (i) the necessary codes to enable the Compliance Department to file these forms on the Covered Person’s behalf via EDGAR and where necessary; (ii) a power of attorney to enable the Compliance Department to sign the Forms on behalf of the Covered Person;
•The Adviser’s Legal Department and relevant investment group will inform the Compliance Department of the names of, and any changes to the list of, Covered Persons with respect to any Companies and any future BDCs. The Adviser’s Legal Department or Chief Legal Officer will also inform the Compliance Department of any transactions in a Company by the Adviser;
•It is the responsibility of each of the Adviser’s Covered Persons to immediately notify the Compliance Department of any transactions in a Company (As a general practice, transactions by employees of the Adviser need to be pre-cleared under the Adviser’s Code of Ethics and Personal Securities Transactions policy), except for any derivative transactions in a Company’s securities occurring in any Adviser or MassMutual sponsored deferred compensation plan, if applicable. With respect to derivative transactions in a Company’s securities through the relevant non-qualified deferred compensation plans, the Compliance Department will provide the Adviser’s and MassMutual’s Benefits Management Department with the list of Covered Persons and request that they immediately notify the Compliance Department in connection with the derivative transactions in a Company’s securities by its Covered Persons. At the time of the filing, the Compliance Department will also send a copy to the issuer’s secretary and the Covered Person.
Each non-Interested Director, who has not delegated responsibility to the Adviser, is responsible for (i) timely filing his or her reports on Forms 3, 4 and 5 Form with the SEC electronically; and (ii) providing an electronic copy of such filing to the Compliance Department. Section 16 obligations and timely filings thereunder are ultimately the responsibility of the relevant Covered Person.
Reporting of Late Filings
The Adviser’s Legal Department will identify those SEC reports that require disclosure of late filings under Section 16(a). With respect to those filings requiring such disclosure, the Adviser’s Legal Department and Chief Legal Officer will gather such information from the Compliance Department. The Compliance Department will review the Forms 3, 4 and 5 filings submitted by Covered Persons to determine if any person failed to timely make a required filing. If there were any late filings, the Adviser’s Compliance or Legal Department will prepare the appropriate disclosure in the applicable report and will notify the relevant Company’s Chief Compliance Officer. Any questions will be directed to Company’s Counsel.
Reporting Requirements Under Section 13 of the Exchange Act
In general, a person who surpasses the 5% beneficial ownership threshold for equity securities specified by Rule 13d-1(i) must file with the SEC, within five business days of becoming the beneficial owner of more than 5% of a class of equity securities, a statement containing the information required by Schedule 13D. Certain institutional investors described in Rule 13d-1(b), as well as passive investors meeting the requirements of Rule 13d-1(c), may instead file a short-form Schedule 13G within either (1) for qualified institutional investors, 45 calendar days after the end of the calendar quarter in which beneficial ownership exceeds 5% at quarter-end; 5 business days after the end of the first month in which beneficial ownership exceeds 10% at month-end, or (2) for passive investors, 5 business days after acquiring more than 5% beneficial ownership. In addition, persons holding in excess of 5% of a class of equity securities at the end of any quarter must generally file a Schedule 13G within 45 days thereafter pursuant to Rule 13d-1(d), to the extent such persons are not otherwise subject to a Regulation 13D filing requirement.
A person holding voting or investment power over a security will generally be viewed as a beneficial owner, pursuant to Rule 13d-3. In addition, any securities that a person may obtain, pursuant to the exercise of a warrant or otherwise, within 60 days will likewise fall within the scope of securities that are beneficially owned under Rule 13d-3. Furthermore, pursuant to Rule 13d-5, in the event two or more persons act together to purchase, hold, vote or dispose of a specific equity security, such persons shall be deemed a group, and each member shall be viewed as the beneficial owner of the aggregate number of securities held by the group as a whole. The SEC has declined to codify the definition of a “group”. However, it has issued guidance reiterating its views that the relevant legal standard for determining the existence of a “group” remains rooted in Sections 13(d)(3) and 13(g)(3), which do not require express agreements among investors, notwithstanding the language in Rule 13d-5 that refers to an agreement.
Beneficial owners are required to file amendments to previously filed beneficial ownership reports if certain events occur as specified in Rule 13d-2. In general, a Schedule 13D must be amended, with 2 business days, if any material change occurs to the information it contains, including the acquisition or disposition of more than one percent of the subject class of securities. Acquisitions or dispositions of less than one percent may be material, depending on facts and circumstances. The requirements for amendments to previously filed Schedules 13G, and the deadlines for such filings, vary depending on the type of filer and the facts/changes in ownership.
Schedules 13D and 13G shall be filed by a Company as required by Section 13(d) of the Exchange Act, as well as Regulation 13D thereunder. The Adviser’s Compliance Department will oversee compliance with Exchange Act Section 13 reporting obligations and will consult with outside legal counsel when deemed appropriate.

Legal Restrictions on Securities Trading by Insiders Sales of Shares and Gifts by Affiliates: Rule 144
A person who is an affiliate of a Company should publicly sell Company shares only pursuant to an effective registration statement covering the sale or pursuant to SEC Rule 144. This rule applies to shares purchased on the open market, shares received in a registered offering and any other shares however acquired, including shares acquired, directly or indirectly, from a Company or an affiliate of the Company in a private placement.
Sales under Rule 144 must generally meet the following five requirements:
•Current Public Information - Rule 144 is only available if a Company is current in its reports to the SEC;
•Holding Period- Shares acquired, directly or indirectly, from a Company or an affiliate of the Company in a private placement must be held for six months before a sale in the public market may be made pursuant to Rule 144. The holding period does not apply to securities acquired in the open market or in an offering registered under the Securities Act of 1933, as amended;
•Volume Limitations- During any three-month period, the number of shares of a Company sold by an affiliate under Rule 144 may not exceed the greater of (i) one percent of the Company’s outstanding shares; or (ii) the Company’s weekly average trading volume (determined by averaging volume for the four weeks preceding the week in which a Form 144 is filed or, if volume increases, an amended Form 144). In computing whether their sales are within this quantity limit, affiliates must count not only their own Rule 144 sales but also Rule 144 sales during the preceding three months by (a) their relatives or the relatives of their spouse, if any such persons have the same home as the affiliate; (b) trusts or estates in which they or any of the relatives described above have a ten percent or more beneficial interest or serve as trustee or executor; (c) corporations in which they or any of the relatives described above own individually or collectively ten percent or more of either the equity interest or any class of equity securities; (d) donees or trusts established by them, for two years after the making of the gift or trust settlement; and (e) persons with whom they act in concert;
•Manner of Sale - Sales by affiliates under Rule 144 must be made in brokers’ transactions (i.e. transactions which prevent solicitation of a buyer) or directly to a market maker; and
•Notice of Sale - Further, unless the amount of sales within the three-month period is less than 500 shares and $10,000, an affiliate selling Company shares in reliance upon Rule 144 must file three copies of Form 144 with the SEC and one copy with the exchange on which a Company’s shares are traded. The Form must be transmitted for filing when the sell order is placed with the affiliate’s broker. Mailing Form 144 after the order is placed is not sufficient.
Gifts of Company shares by affiliates should be made under arrangements that ensure that the donee will comply with Rule 144, or some other exemption from registration, such as the private placement exemption, and afford the donor appropriate notice in connection with subsequent resales. Persons making gifts of Company shares should contact the relevant Company’s Legal Counsel for appropriate forms.
Company counsel will be consulted in determining which Covered Persons should be considered affiliates of a Company who should only sell Company shares pursuant to an effective registration statement covering the sale or pursuant to Rule 144.
Insider Trading Policy
Each Company and its Adviser are subject to a Code of Ethics and Personal Securities Transactions policy. The Adviser’s Legal Department is responsible for informing a Board of any blackout periods that apply to Directors, who are not also employees of the Adviser and subject to pre-clearance under the Code of Ethics and Personal Securities Transactions policy.
This Insider Trading Policy is drafted broadly and will be applied and interpreted in a similar manner. Regardless of whether a federal inquiry or violation of law occurs, each of the Companies and the Adviser views seriously any violation of the Insider Policy. Any violation constitutes grounds for disciplinary sanctions, including, but not limited to, dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Covered Person legitimately may be uncertain about the application of this Insider Trading Policy in a particular circumstance. A question timely asked, in good faith, to an appropriate Company or Adviser officer could forestall disciplinary action or complex legal problems. Covered Persons should direct any questions relating to this Insider Trading Policy to the relevant Company’s or the Adviser’s Chief Compliance Officer. Subject to the provisions and protections of the SEC Whistleblower Program, a Covered Person must also notify the relevant Chief Compliance Officer immediately if he or she knows or has reason to believe that a violation of this Insider Trading Policy has occurred or is about to occur.
Statement of Policy
1.    This Insider Trading Policy applies to all Covered Persons. A Company may also determine that other persons should be subject to this Insider Trading Policy, such as contractors or consultants who have access to MNPI. This Insider Trading Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Insider Trading Policy, as described below.
2.    This Insider Trading Policy applies to transactions in a Company’s securities (collectively referred to herein as “Company Securities”), including a Company’s common stock, options to purchase common stock, or any other type of securities that a Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by a Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. Transactions subject to this Insider Trading Policy include purchases, sales and bona fide gifts of Company Securities.
3.    Persons subject to this Insider Trading Policy have ethical and legal obligations to maintain the confidentiality of information about the relevant Company and to not engage in transactions in Company Securities while in possession of MNPI. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they complies with this Insider Trading Policy, and that any family member, household member or entity whose transactions are subject to this Insider Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of a Company, the relevant Compliance Officer or any other employee or director pursuant to this Insider Trading Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the relevant Company or the Adviser for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
4.    It is the policy of each Company that no Covered Person of such Company (or any other person designated by this Insider Trading Policy or by a Chief Compliance Officer as subject to this Insider Trading Policy) who is aware of MNPI relating to the Company may, directly, or indirectly through family members or other persons or entities:
i.    Engage in transactions in Company Securities, except as otherwise specified below under the heading “Rule 10b5-1 Plans”;
ii.    Recommend that others engage in transactions in any Company Securities;
iii.    Disclose MNPI to persons within the Company or the Adviser whose jobs do not require them to have that information, or outside of the Company or the Adviser to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
iv.    Assist anyone engaged in the above activities.

5.    In addition, no Covered Person who, in the course of working for or on behalf of a Company or the Adviser, learns of MNPI about a company (excluding, for purposes of this paragraph, the Companies) (1) with which either Company or the Adviser does business, such as a Company’s and/or the Adviser’s clients, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with a Company or the Adviser, may engage in transactions in that company’s securities until the information becomes public or is no longer material.
6.    Under this Insider Trading Policy, no Company will engage in transactions in Company Securities while aware of MNPI relating to the relevant Company or its securities.
7.    There are no exceptions to this Insider Trading Policy, except as specifically noted herein, regardless of whether the transaction is small or may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure). The securities laws do not recognize any mitigating circumstances, and, in any event, this Insider Trading Policy is designed to avoid even the appearance of an improper transaction in order to preserve each Company’s and the Adviser’s reputation for adhering to the highest standards of conduct.
8.    This Insider Trading Policy does not apply to:
i.    Purchases of Company Securities under a Company’s dividend reinvestment plan resulting from automatic reinvestment of dividends paid on Company Securities. This Insider Trading Policy, including any black-out periods applicable to transacting in Company Securities, does apply, however, to voluntary purchases of Company Securities resulting from additional contributions a Covered Person chooses to make to any such dividend reinvestment plan, and to a Covered Person’s election to participate in the plan or increase their level of participation in the plan. This Insider Trading Policy also applies to a Covered Person’s sale of any Company Securities purchased pursuant to the plan.
ii.    Any other purchase of Company Securities from a Company or sales of Company Securities to a Company.
Identifying Material, Non-Public Information
Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions (i.e., a decision to buy, hold or sell securities). Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries, and is often evaluated by enforcement authorities with the benefit of hindsight. However, if the information you have received is or could be a factor in your trading decision, you must assume that the information is material. Covered Persons should direct any questions regarding the materiality of information to the relevant Chief Compliance Officer or designee.
Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of this dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely. If you believe that you have information concerning an issuer that gives you an advantage over other investors, the information is, in all likelihood, non-public.
Before executing any securities trade for oneself or others, a Covered Person must determine whether he or she has access to MNPI with respect to such securities. If a Covered Person believes he or she might have access to MNPI, he or she must:
1.Immediately alert the relevant Chief Compliance Officer or designee, so that the applicable security is placed on the “Restricted List” maintained by the Compliance Department. See the Barings Global Code of

Ethics Policy for a description of the purpose and mode of operation of the Restricted List. Directors who are not “interested persons,” as defined in 1940 Act Section 2(a)(19), of any Company are not subject to the provisions of this paragraph.
2.Not communicate the information inside or outside of the relevant Company or the Adviser, other than to the relevant Chief Compliance Officer or designee (or, in the limited circumstance of a transaction with the issuer of the securities involved, to Access Persons (as defined in the Barings Global Code of Ethics Policy) within the Adviser involved in the transaction with a need to know the information or to a counterparty to the purchase or sale transaction to which the Covered Person may legally provide the applicable MNPI in furtherance thereof).
The relevant Chief Compliance Officer, with the assistance as necessary of legal counsel, will review the issue, determine whether the information is material and nonpublic, and, if so, what action Adviser should take.
Transactions by Family Members and Others
This Insider Trading Policy applies to Covered Persons’ family members who reside with such person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Covered Person’s household, and any family members who do not live in the household but whose transactions in Company Securities are directed by such Covered Person or are subject to the Covered Person’s influence or control, such as parents or children who consult with the Covered Person before they trade in Company Securities (collectively referred to as “Family Members”). Covered Persons are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with the Covered Person before they trade in Company Securities, and Covered Persons should treat all such transactions for the purposes of this Insider Trading Policy and applicable securities laws as if the transactions were for the Covered Person’s own account. This Insider Trading Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the relevant Covered Person or such Covered Person’s Family Members.
Transactions by Entities that a Covered Person Influences or Controls
This Insider Trading Policy applies to any entities that a Covered Person influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Covered Person’s own account.
Special and Prohibited Transactions
Each Company and the Adviser considers it improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in a Company’s securities or certain derivatives thereof. Accordingly, the following additional policies also apply with respect to the trading activities of Covered Persons:
1.Short-Term Trading. Short-term trading of Company Securities by a Covered Person may be distracting to such person and may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person who purchases Company Securities may not sell any securities of the same class for that Company during the six months following such purchase (or vice versa). In addition, as discussed above, Section 16(b) of the Exchange Act imposes short-swing profit restrictions on the purchase or sale of a Company’s equity securities by such Company’s officers and directors and certain other persons. Restrictions pursuant to section 16(b) apply to transactions on a matched basis, regardless of the results of trading of actual security positions.
2.Short Sales. Short sales of Company Securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, Covered Persons are prohibited from engaging in short sales of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits each Company’s officers and directors, and certain other persons, from engaging in short sales of the Company’s securities.
3.Publicly Traded Options. A transaction in options, puts, calls or other derivative securities concerning Company Securities is, in effect, a bet on the short-term movement of the Company’s securities and therefore may create the appearance that a Covered Person is trading based on MNPI concerning the Company or the market for its securities. Transactions of this sort also may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. Accordingly, Covered Persons are prohibited from engaging in transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, relating to Company Securities. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
4.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such transactions may permit a Covered Person to continue to own the relevant Company Securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the relevant Company’s other stockholders. Therefore, Covered Persons are prohibited from engaging in any such transactions.
5.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in the relevant Company Securities, Covered Persons are prohibited from holding the relevant Company Securities in a margin account as collateral for a margin loan or otherwise pledging such Company’s securities as collateral for a loan. An exception to this prohibition may be granted where a Covered Person wishes to pledge Company Securities in a margin account or as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any Covered Person who wishes to pledge the relevant Company’s securities in a margin account or as collateral for a loan must submit a request for approval to the relevant Company’s Chief Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)
6.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of MNPI. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Insider Trading Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”
Additional Procedures
The Adviser and each Company have established the below additional procedures in order to assist the Adviser and the Companies in the administration of this Insider Trading Policy, to facilitate compliance with laws prohibiting insider trading while in possession of MNPI, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
1.Pre-Clearance Procedures.
Covered Persons and the persons designated by the relevant Company’s Compliance Officer as being subject to this Insider Trading Policy, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction, (1) for those Covered Persons who are employees of the Adviser, by using Star Compliance (or another process prescribed by the Adviser’s Compliance Department) in accordance with the Barings Global Code of Ethics Policy, or (2) for those Covered Persons who are not employees of the Adviser (e.g., directors who are not “interested persons,” as defined in 1940 Act Section 2(a)(19), of a Company) from the Adviser’s Compliance Department by requesting such pre-clearance by email to compliance@barings.com in accordance with the Barings Global Code of Ethics Policy. The Compliance Department is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the relevant Company and should describe fully those circumstances to the relevant Chief Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.
2.Blackout Trading Restrictions.
Quarterly Blackout Periods. A Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the relevant Company Securities. Therefore, Covered Persons can anticipate that, to avoid even the appearance of trading while in possession of MNPIs, Covered Persons, as well as their Family Members and Controlled Entities, will not be pre-cleared to trade in the relevant Company Securities during the period beginning one week prior to the end of each fiscal quarter of the relevant Company and ending after the second full business day following the public release of the relevant Company’s earnings results for that quarter.
Event-specific Blackout Periods. From time to time, an event may occur that is material to a Company or the market for its securities and is known by only a few Covered Persons. So long as the event remains material and non-public, no Covered Persons may trade in the relevant Company Securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company Securities during an event-specific blackout, the relevant Company’s Chief Compliance Officer will inform the requestor of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while in possession of MNPI regarding a Company or the market for its securities.
3.Exceptions.
The Quarterly Blackout Period restrictions and Event-specific Blackout Period restrictions do not apply to those transactions to which this Insider Trading Policy does not apply, as described above under the heading “Statement of Policy.” Further, the requirement for pre-clearance, the Quarterly Blackout Period restrictions and Event-specific Blackout Period restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company Securities in order to generate cash may, in appropriate circumstances, be permitted to sell such securities even during the quarterly blackout period. Hardship exceptions may be granted only by the relevant Company’s Chief Compliance Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Chief Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute MNPI and that the requesting person does not otherwise possess MNPI regarding the relevant Company. Under no circumstance will a hardship exception be granted during an event-specific blackout period.
Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Insider Trading Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and must comply with the provisions of Rule 10b5-1. If the plan meets the requirements of Rule 10b5-1, transactions in the relevant Company’s Securities may occur even when the person who has entered into the plan is aware of MNPI.
In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of MNPI. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade; any amendment to or replacement of trading plan must occur only during periods when trading is permitted in accordance with this Policy. See “Blackout Trading Restrictions” below.
The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the relevant Company’s financial results in periodic report file with the SEC for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any MNPI; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.
A Covered Person who wishes to enter into a Rule 10b5-1 Plan, or any amendment of a previously adopted plan, must email the Rule 10b5-1 Plan or amendment to the relevant Company’s Chief Compliance Officer for his or her approval prior to adoption of the Rule 10b5-1 Plan or the amendment.
Post-Termination Transactions
This Insider Trading Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of MNPI when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material.
Consequences of Violations
The purchase or sale of securities while aware of MNPI, or the disclosure of MNPI to others who then engage in transactions in Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, an individual’s failure to comply with this Insider Trading Policy may subject the individual to Adviser- or Company-imposed sanctions, including dismissal for cause, whether or not the person’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Company Assistance
Any person who has a question about this Insider Trading Policy or its application to any proposed transaction may obtain additional guidance from the relevant Company’s Chief Compliance Officer.
Certification
All persons subject to this Insider Trading Policy must certify their understanding of, and intent to comply with, this Insider Trading Policy.
5.2.4 Conflict Resolution and Escalation Process
Associates of any Service Provider and Officers and Directors of a Company will immediately report any issues that they believe are a potential or actual breach of any Policy or Procedure to the Chief Compliance Officer or in his/her absence to the relevant Company's Chief Legal Officer or Counsel.
The Chief Compliance Officer, in consultation with the Adviser's Legal Department, the Chief Legal Officer and Company Counsel, may grant exceptions to any provision in this Section 5.2 so long as such exceptions are consistent with the provisions of this Section 5.2 and applicable law, documented and retained for the required period. Any exceptions granted under this Compliance Manual will also be reported to the relevant Board.
Any questions regarding the applicability of this Policy should be directed to the Chief Compliance Officer.
5.2.5 Governing Regulatory Statute
•Sections 13 and 16 of the Securities Exchange Act of 1934
•Rule 10b‑5 under the Securities Exchange Act of 1934
•Rule 144 under the Securities Act of 1933
•Section 2(a)(3) of the Investment Company Act of 1940
5.2.6 Books and Records Retained
The records referenced or produced under this Policy will be retained in accordance with the relevant Company’s Books and Records: Recordkeeping Policies and Procedures.